
                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES    Exhibit #12
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                    DIVIDENDS
                      (Dollars in millions, except ratios)

                                       Six Months Ended                Fiscal Year Ended
                                      -----------------   -----------------------------------------
                                      June 30, June 30,   Dec. 31, Dec. 31, Jan. 1, Jan. 2, Jan. 3,
                                        1997     1996       1996     1995    1995    1994    1993



Income before taxes on income           $348.7  $236.4      $487.3  $406.1  $343.8   $74.3   $156.2
Adjustments:
  Share of earnings (losses) before
    taxes of 50% owned companies          51.5     52.3      130.3    95.2     89.0  (137.0)  103.2
  Gain (loss) before taxes of greater
    than 50% owned unconsolidated
    subsidiary                                     (1.1)       0.7    (3.1)    (4.0)   (3.1)   (2.1)
  Distributed income of less than 50%
    owned companies and share of loss
    if debt is guaranteed                                                       2.1     4.5    (4.3)
  Amortization of capitalized interest     7.1      2.9       11.8     9.6     13.3    13.0    11.8
  Fixed charges net of capitalized
    interest                              87.5     60.4      127.0   102.3    148.5    110.1  103.5
                                         -----     ----      -----   -----    -----    -----  -----


Earnings before taxes and fixed charges
    as adjusted                       $  494.8    $350.9     $757.1  $610.1  $592.7    $61.8  $368.3
                                      ========    ======     ======  =====    =====    =====  ======
Fixed charges:
  Interest incurred                     $57.5     $ 42.8      $86.7   $79.7   $77.5    $63.3   $53.1
  Share of interest incurred of
    50% owned companies and interest
    on guaranteed debt of less than
    50% owned companies                  26.3       14.3       38.7    10.2    60.8     40.9    42.0
  Interest incurred by greater than
    50% owned unconsolidated
    subsidiary                                                          0.7     0.8      0.8     0.9
  Portion of rent expense which
    represents interest factor           10.6       10.2       20.1    19.3    17.5     13.4    15.8
  Share of portion of rent expense
    which represents interest
    factor for 50% owned companies        1.8        0.7        1.4     2.7     9.4      9.1     9.2
  Portion of rent expense which
    represents interest factor for
    greater than 50% owned
    unconsolidated subsidiary                                                   0.1      0.1     0.1
  Amortization of debt costs              2.0        0.7        3.4     0.9     2.0      1.8     1.5
                                        -----       ----       ----     ---     ----     ----    ----

Total fixed charges                      98.2       68.7      150.3   113.5   168.1     129.4   122.6
Capitalized interest                    (10.7)      (8.3)     (23.3)  (11.2)  (19.6)    (19.3)  (19.1)
                                       -------     ------     ------  ------  ------    ------   -----

Total fixed charges net of
  capitalized interest                 $ 87.5      $60.4     $127.0  $102.3  $148.5    $110.1   $103.5
                                       ======      =====     ======  ======  ======    =======   =====

Preferred dividends:
  Preferred dividend requirements       $ 7.7       $7.9      $15.7   $15.7    $8.2     $ 2.1   $  2.2
  Ratio of pre-tax income to
   income before minority
   interest and equity earnings          1.5         1.5        1.5     1.4     1.5       0.9      1.2
                                        ----        ----       ----    ----     ----      ----   -----

  Pre-tax preferred dividend
   requirement                          11.6        11.9       23.6    22.0    12.3       1.9      2.6

Total fixed charges                     98.2        68.7      150.3   113.5   168.1     129.4    122.6
                                       -----       -----     ------  ------   -----     ------   ------


Fixed charges and pre-tax preferred
   dividend requirement                 $109.8    $ 80.6     $173.9  $135.5  $180.4     $131.3  $125.2
                                       =======    ======     ======  ======  ======     ======  ======

Ratio of earnings to combined
   fixed charges and preferred
   dividends                               4.5x     4.4x       4.3x    4.5x     3.3x       -       2.9x
                                       ========   =======     ====== ======  ======     ======   =======

